RULE 22c-2 AGREEMENT

     This Rule 22c-2 Agreement is entered into by and between Putnam Fiduciary Trust Company ("PFTC"), transfer agent, dividend-disbursing agent and shareholder servicing agent for the Fund, Putnam Retail Management Limited Partnership ("PRM), underwriter and distributor of the Fund, and Principal Life Insurance Company ("Intermediary").

     WHEREAS, Putnam Variable Trust, PRM and Intermediary have entered into a Participation Agreement (the "Existing Agreement"), pursuant to which Intermediary purchases shares in the Fund on behalf of variable annuity and variable life insurance separate accounts ("separate accounts") to be offered as investment options within variable life andlor variable annuity contracts ("Contracts");

     WHEREAS, PRM, PFTC and Intermediary desire to enter into this Rule 22c-2 Agreement ("22c-2 Agreement") in compliance with Rule 22c-2 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), which shall supplement the terms of the Existing Agreement.

     NOW THEREFORE, in consideration ofthe promises herein, PFTC, PRM and lntermediary agree as follows:

I.	Agreement to Provide Information. Intermediary agrees to provide the Fund, PFTC
	andlor	PRM, upon written request from any of them, the taxpayer identification number
	("TIN"),	the Individual/lntemational Taxpayer Identification Number ("ITIN"), or other
	government-issued	identifier ("GII"), and the Contract or policy number, if known,
	associated	with Shareholder(s) holding or owning Shares through the separate account(s)
	and	the amount, date and transaction type (purchase, redemption, transfer, or exchange),
	for	each such Shareholder, of every purchase, redemption, transfer, or exchange of Shares
	held	or owned through a separate account maintained by Intermediary during the period
	covered	by the request. Unless otherwise specifically requested by the Fund, PFTC andor
	PRM,	Intermediary shall only be required to provide information relating to Shareholder-
	Initiated	Transfer Purchases or Shareholder-Initiated Transfer Redemptions. The
	foregoing	information shall be collectively referred to herein as the "Shareholder
	Information.	"
	a.	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Shareholder Information is sought. Notwithstanding the foregoing, the Fund, PFTC and/or PRM may request Shareholder Information older than 90 days from the date ofthe request as deemed necessary or desirable to investigate compliance with policies established from time to time by the Fund for the purpose of eliminating or reducing any dilution of the value ofthe outstanding shares issued by the Fund.
	b.	Form and Timing of Response. Intermediary agrees to provide with five business days, upon request of the Fund, PFTC and/or PRM, the Shareholder Information. If requested by the Fund, PFTC andlor PRM, lntermediary agrees to

Contract# %T- 07Y88-	2007- o b $ -
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use best efforts to determine promptly whether any specific person about whom the Fund, PFTC and/or PRM has received Shareholder Information is itself a financial intermediary ("indirect intermediary," within the meaning of Rule 22c-2 of the Investment Company Act). If such person is determined to be an indirect intermediary, then, upon hrther request of the Fund, PFTC andlor PRM, lntermediary shall promptly do either of the following: (i) provide (or arrange to have provided), to the Fund, PFTC andor PRM, the Shareholder Information for those Shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund, PFTC and/or PRM whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, PFTC and/or PRM should be consistent with the NSCC Standardized Data Reporting Format.
	c.	Limitations on Use of Information. Without the prior written consent of Intermediary, PFTC and PRM agree not to use the information received for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements of the Fund, PFTC andlor PRM; and in all cases such information shall be subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) as may be applicable to PFTC and PRM.
11.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions
	from	the Fund, PFTC and/or PRM to restrict or prohibit hrther purchases or exchanges of
	Shares	by a Shareholder that has been identified by the Fund, PFTC andlor PRM as having
	engaged	in transactions in Shares (directly or indirectly through Intermediary's separate
	account)	that violate policies established by the Fund for the purpose ofeliminating or
	reducing	any dilution of the value of the outstanding shares issued by the Fund. Unless
	otherwise	directed by the Fund, PFTC and/or PRM, any such restrictions or prohibitions
	shall	only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated
	Transfer	Redemptions that are effected directly or indirectly through Intermediary. Upon
	further	request by the Fund, PFTC and/or PRM, the lntermediary agrees to provide the
	name	or other identifier of any investment professionals (if known) associated with any
	Contract	Owner(s) which has been identified by the Fund, PFTC andlor PRM as having
	violated	policies established by the Fund for the purpose of eliminating or reducing any
	dilution	of the value of the outstanding shares issued by the Fund.
	a.	Form of Instructions. Instructions must include the TIN, ITIN, or GII, and the specific individual Contract or policy number associated with Shareholder, if known, the specific restriction(s) to be executed and how long the restriction should remain in place. If the TIN, ITIN, or GI1 or the specific individual Contract or policy number associated with Shareholder is not known, the instructions must include an equivalent identifying number ofthe Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.
b.	Timing of Response. Intermediary agrees to execute instructions from the Fund, PFTC and/or PRM to restrict or prohibit trading within ten business days.
c.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund, PFTC andlor PRM that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

Remedy. In the event that Intermediary fails or refuses to comply with Sections I and I1 above, the Fund, PFTC andlor PRM may restrict or prohibit Intermediary from purchasing, on behalf of itself or other persons, including without limitation indirect intermediaries, securities issued by the Fund. For purposes of this Section 111, "purchasing" does not include the automatic reinvestment of dividends.

Amendment. PFTC and PRM, acting for themselves or on instructions from the Fund, may amend this 22c-2 Agreement to the extent necessary to comply with any changes to Rule 22c-2 by providing written notice of such amendment to Intermediary.

Effective Date. This 22c-2 Agreement shall be effective as of April 16, 2007. The delivery of the Shareholder Information shall not be required to be provided by Intermediary to the Fund, PFTC or PRM prior to October 16, 2007.

Instructions. PFTC and PRM are entering into this 22c-2 Agreement on their own behalf, as well as on behalf of the Fund, and any instructions or directions given by PFTC or PRM shall be deemed to be given by the Fund as well.

VI.	Definitions. For purposes of this paragraph:
	a.	The term "Fund" means each Putnam mutual fund covered under the Existing Agreement, and any amendment thereto, that constitutes a "Fund" as defined in Rule 22c-2(c)(2), and that does not constitute an "excepted fund" as defined in Rule 22c-2(b), under the Investment Company Act.
	b.	The term "promptly" means as soon as reasonably practicable, but not later than five business days after Intermediary receives instructions or a request from the Fund, PFTC and/or PRM.
	c.	"Shareholder-lnitiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benetit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.
d.	The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
e.	The term "Shares" means the redeemable securities issued by a Fund that are held of record by Intermediary.
	f.	The term "Shareholder" means the holder of interests in a variable annuity or
	variable	life insurance contract issued by the Intermediary, or a participant in an
	employee	benefit plan with a beneficial interest in a contract.
g.	The term "written" includes electronic writings and facsimile transmissions.

     IN WITNESS WHEREOF, Intermediary, PRM and PFTC have caused this 22c-2 Agreement to be executed by their duly authorized officers.

PUTNAM FIDUCIARY TRUST		PRINCIPAL MUTUAL LIFE
COMPANY		INSURANCE COMPANY

BY	6	By:	-4-L	dL
Name: Steven Krichmar		Name: ~ACAbder/*
Title:	President	~itl),&L<l- m,&- /!&&.iL			7- /Vkfi~
Date	Februam 12,2007	D~/b~b-~~Nr 3, 2007

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By: Name: Title: Date:	We, Mark Coneenv Managing Director Februarv 12,2007